Exhibit 2

NOTICE TO THE SHAREHOLDERS OF TELECOM ITALIA S.P.A.

Pursuant to art. 136 of Consob Regulation No. 11971/1999 as subsequently amended

Solicitation of proxies launched by Vivendi S.A.

Party appointed to gather proxies: Morrow Sodali

www.vivendi.com	www.morrowsodali-transactions.com

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INTRODUCTION

This notice contains the main information related to the solicitation which Vivendi S.A. (“Vivendi” or the “Promoter”), in its capacity as promoter, intends to carry out, in accordance with arts. 136 et seq. and legislative decree no. 58/1998 (“TUF”) and arts. 135 et seq. of Consob Regulation No. 11971/1999 (the “Issuers Regulation”), with reference to the shareholders’ meeting of Telecom Italia S.p.A. (“Telecom Italia” or the “Issuer”), called at Viale Toscana, 3, Rozzano (MI), on 29 March 2019, at 11:00 a.m. in a single call, in accordance with the procedures and terms set forth in the notice of call published, inter alia, on Telecom Italia’s website (www.telecomitalia.com) on 14 January 2019, as supplemented on 22 February 2019, section Investors/shareholders/AGM and Meetings.

This notice is sent simultaneously to Telecom Italia, for purposes of its publication on its website, and also to Consob, Borsa Italiana S.p.A. and Monte Titoli S.p.A. and is also published on the websites: www.vivendi.com and www.morrowsodali-transactions.com.

A.	IDENTITY OF THE PROMOTER AND THE ISSUER OF THE SHARES FOR WHICH THE GRANT OF THE PROXIES IS REQUESTED

Identity of the Promoter

The party who intends to promote the solicitation of voting proxies (the “Solicitation”) is Vivendi, with registered office at 42, Avenue De Friedland, 75380 Paris, France.

The Promoter has appointed Morrow Sodali to carry out the collection of voting proxies and to vote at the Shareholders’ meeting, exercising the proxies granted following and in the context of the Solicitation. Morrow Sodali has its registered office at via XXIV Maggio, 43, 00187 – Rome.

Identity of the issuer of the shares for which grant of the proxies is requested

The issuer of the shares for which the voting proxies are requested is Telecom Italia S.p.A., with registered office at Via Gaetano Negri, 1, 20123 Milan, tax code and registration with the Companies Register of Milan 00488410010. The Telecom Italia shares are traded in Italy on the Electronic Stock Exchange (Mercato Telematico Azionario), ISIN Code IT0003497168.

B.	DATE OF THE SHAREHOLDERS’ MEETING CALLED AND LIST OF ITEMS ON THE AGENDA

The ordinary shareholders’ meeting of Telecom Italia (the “Shareholders’ Meeting”) for which the Promoter has launched the Solicitation has been called on 29 March 2019, 11:00 a.m., at Viale Toscana, 3, Rozzano (MI), in a single call.

The items on the agenda of such Shareholders’ Meeting are the following:

1.	Financial statements as at 31 December 2018 – approval of the financial statements documentation;

2.	Distribution of a privileged dividend to savings shares through utilization of reserves;

3.	Report on remuneration – resolution on the first section;

4.	Update of one of the performance conditions of the incentive plan based on financial instruments approved by the Shareholders’ Meeting of 24 April 2018;

5.	Appointment of the external auditors for the period 2019-2027;

6.	Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti De Ponti;

7.

Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda.

C.	METHOD OF PUBLISHING THE PROSPECTUS AND THE PROXY FORM

The prospectus and the proxy form have been simultaneously published, pursuant to art. 136, paragraph 3, Issuers Regulation, by delivery to the Issuer, Consob, Borsa Italiana S.p.A. and Monte Titoli S.p.A.; the same documentation will also be made available on the websites: www.vivendi.com and www.morrowsodali-transactions.com.

D.	DATE STARTING ON WHICH THE PERSON ENTITLED TO VOTE MAY REQUEST THE PROMOTER TO PROVIDE THE PROSPECTUS AND THE PROXY FORM OR MAY VIEW THEM AT THE COMPANY THAT MANAGES THE MARKET

All shareholders of the Company may request the documents indicated in point C) above or view them starting on 24 February 2019.

E.	PROPOSED RESOLUTIONS FOR WHICH THE SOLICITATION IS INTENDED TO BE CARRIED OUT

Vivendi’s proposed resolutions concern the sixth and the seventh item on the agenda of the Shareholders’ Meeting of Telecom Italia scheduled for 29 March 2019.

ITEM ON THE AGENDA	VIVENDI’S PROPOSED RESOLUTION

Sixth item on the agenda: • Revocation of no. 5 (five) Directors in the persons of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti	“The shareholders meeting of Telecom Italia S.p.A. resolves to immediately revoke Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti from their office as directors of the Company, granting the pro-tempore legal representative of the Company, and in case of his inaction, the supervisory board, with the power to fulfill the related registrations with the competent Companies’ Register”.

Voting indication: IN FAVOR

Seventh item on the agenda:

•  Appointment of no. 5 (five) Directors in the persons of Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, in replacement of the revoked directors pursuant to the previous item on the agenda.

“The shareholders meeting of Telecom Italia S.p.A., considering the revocation of Messrs. Fulvio Conti, Alfredo Altavilla, Massimo Ferrari, Dante Roscini and Ms. Paola Giannotti de Ponti from their office as directors of the Company, resolves to appoint as directors of the Company, in replacement of the revoked directors, Mr. Franco Bernabè, Mr. Rob van der Valk, Ms. Flavia Mazzarella, Mr. Gabriele Galateri di Genola and Mr. Francesco Vatalaro, who will be in office until the expiration of the current Board of Directors, and therefore, until the approval of the financial statements as of 31 December 2020”.

Voting indication: IN FAVOR

The reasons underlying such voting indications are illustrated in the information prospectus made available as set forth in point C) above, starting from the date indicated to in point D) above.

F.	OTHER INFORMATION

For purposes of the validity of the proxy, the dedicated form, which is made available in the locations referred to in point C) above starting on the date indicated in point D) above, must be signed and dated by the person entitled to vote or, in the case of a legal entity, by the person having powers of legal representation.

The proxy form must be received by the Promoter, through Morrow Sodali, by 2 p.m. on 28 March 2019, using any of the following methods:

•	by e-mail to: assemblea.telecom2019@morrowsodali.com; or

•	by fax to numbers: +39 06 45212861 – +39 06 45212862 – +39 06 485747; or

•	by registered letter, courier or hand delivery to: Morrow Sodali, Via XXIV Maggio, 43, 00187 Roma (RM), Italy.

In the event that the proxy is sent by fax or e-mail, please send to Morrow Sodali the original document or an electronic document signed electronically. The proxy form must be accompanied by: (i) in the case of individuals, a photocopy of their identity document, and (ii) in the case of legal entities, a photocopy of a certificate issued by the companies register or of a special power-of-attorney, certifying the powers of representation of the person signing the proxy in the name and on behalf of the legal entity.

The Promoter does not accept any liability whatsoever in the event of failure to exercise the vote in relation to proxies that are received after such date and/or proxies which, although received by such deadline, are not fully compliant with applicable law.

The proxy is always revocable at any time through a written declaration to be notified to the Promoter by 2 p.m. on 28 March 2019.

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Persons entitled to vote who grant the proxy must request their intermediary to notify the Issuer of their entitlement to attend the Shareholders’ Meeting and to exercise their voting rights within the terms provided under the applicable legal framework.

In relation to attendance and voting, it should be recalled that:

a)

the shareholders must also request their intermediary to notify Telecom Italia of their entitlement to attend the shareholders’ meeting and to exercise voting rights in accordance with art. 83-sexies of the TUF, on the basis of the accounting records as of the end of the record date 20 March 2019;

b)	only those who are holders of shares as of 20 March 2019 will be entitled to attend and vote at the Shareholders’ Meeting;

c)

in accordance with indications set forth in the notice of call of the shareholders’ meeting, (i) the shareholders having shares on deposit with Telecom Italia must use the usual communication available to them; (ii) the holders of ADRs listed on the New York Stock Exchange and representing ordinary Telecom Italia shares must contact JP Morgan Chase Bank (P.O. Box 64504 St. Paul, MN 55164-0854; telephone +1 651 453 2128 for calls from countries other than the United States; 1 800 990 1135 for calls from the United States; e-mail address: jpmorgan.adr@eq-us.com).

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For purposes of exercising the proxy referred to in this Solicitation, the Promoter hereby reserves the right to avail itself of the attorneys-in-fact indicated by Morrow Sodali, i.e.:

•	Andrea Di Segni, born in Roma on 17/04/1966, Tax Code DSGNDR66D17H501N;

•	Fabio Bianconi, born in Urbino on 14/05/1980, Tax Code BNCFBA80E14L500I;

•	Renato Di Vizia, born in Capaccio (SA) on 26/08/1970, Tax Code DVZRNT70M26B644G;

•	Guido Maniglio, born in Roma on 24/05/1986, Tax Code MNGGDU86E24H501O.

In relation to such persons, to the Promoter’s knowledge, none of the situations of conflicts of interest referred to in art. 135-decies of the TUF exists.

The Solicitation is not addressed, directly or indirectly, and it shall not be accepted, directly or indirectly, by persons domiciled in countries where a specific authorization is required.

Paris, 24 February 2019

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